PROVINCE OF MANITOBA
NOTES TO THE PRELIMINARY UNAUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED MARCH 31, 2004

This report presents the unaudited financial results of the Province of Manitoba for the year ended March 31, 2004. The amounts reported represent the most current data available and it is expected that they will remain largely unchanged when final audited financial statements are issued for the year.

The comparative data provided for the 2002/03 fiscal year has been restated to reflect the organizational structure of departments established in the 2003/04 Estimates as well as the in-year reorganization of departments announced on November 4, 2003.

2003/04 YEAR-END RESULTS

A positive balance of $5.7 million is expected for the 2003/04 fiscal year, an improvement of $0.9 million from the third quarter forecast. Budget 2003 projected a $10.0 million positive balance.

As noted in previous reports, unforeseen natural disasters in 2003/04 negatively affected the province’s finances. Revenues were impacted by drought conditions while expenditures rose as a result of the BSE crisis and one of the worst forest fire seasons on record. As a result, and as provided for under Section 3(2) of The Balanced Budget, Debt Repayment and Taxpayer Accountability Act, $71.1 million in disaster-related expenditures will be excluded in determining the balance for the 2003/04 fiscal year.

While revenue and expenditure preliminary results represent a combined improvement of $20.7 million from the third quarter, they are moderately less than budget projections, excluding the above-noted disaster impacts which has resulted in a requirement to draw $126.7 million from the Fiscal Stabilization Fund.

Comparison to Budget

Revenue of $7,305.6 million is a $8.3 million decrease from budget and an improvement of $14.4 million from the third quarter. As previously reported, revenues dependent on water flows are down from budget due to dry or drought conditions that existed during 2003/04 (Water Power Rentals - $28.6 million decrease; Manitoba Hydro - $52.0 million decrease). In addition, Manitoba Lotteries Corporation revenue is $24.1 million lower than budget, primarily due to the impact of Winnipeg’s ban on smoking in public places.

These revenue decreases were mainly offset by a $62.5 million increase in own source taxation revenue and $29.1 million from various other departmental revenue sources. The increase in taxation revenue included $18.9 in Corporation Income Tax, $17.4 million in Individual Income Tax and $11.6 million in Insurance Corporations Tax. In addition, Equalization revenue was $25.9 million higher than budget, however this increase was mostly offset by decreases in other sources of revenue from the Government of Canada, resulting in an overall increase of $4.7 million from budget.

Total expenditures increased $145.2 million, or 2.0%, from the 2003 Budget levels. This represents a decrease of $6.3 million from the third quarter projection, primarily due to on-going efforts to manage discretionary expenditures.

The increase includes unbudgeted expenditures of $71.1 million for disaster related programming implemented by the Province including programming to address the devastating effects of the BSE crisis and to fund the exceptional costs incurred in fighting forest fires during 2003/04. The balance of the increase in projected expenditures includes $30.2 million in Health, $8.9 million in election costs and $10.5 million in Agriculture Risk Management and Income Support Programs. Public debt servicing costs are projected to be $19.8 million, or 6.0%, lower than budgeted.

Province of Manitoba – Preliminary Financial Report (Unaudited)

Comparison to Previous Year

The net increase in revenue is a combination of increases and decreases including a $128.6 million increase in Corporation Income Tax reflecting an improvement in national corporate income, a one-time increase of $163.9 million for the Canada Health and Social Transfer Supplement, an increase in Equalization receipts of $76.2 million, and a $57.4 million increase in Retail Sales Tax. These increases were offset by the previously noted decrease in revenues dependent on water flows and non-recurring payments from Manitoba Hydro of $150.0 million related to 2001/02 and $53.5 million related to 2002/03 export profits. In total, revenues increased by $284.3 million from the 2002/03 actual level.

Program expenditures increased primarily in the departments of Health ($218.5 million), Emergency Expenditures ($61.6 million), Education, Citizenship and Youth ($53.8 million), Family Services and Housing ($52.1 million), Advanced Education and Training ($27.1 million) and Justice ($18.6 million). These increases were primarily reflected in budgeted increases in program expenditures. In total, expenditures increased by $457.6 or 6.6% from the 2002/03 actual level including a $10.3 million, or 3.2%, decline in debt servicing costs.

PART B – CAPITAL INVESTMENT

The preliminary results for Part B – Capital Investment expenditures total $42.5 million, a decrease of $15.5 million from budget. The under-expenditure results primarily from slowdowns in various technology and building projects.

DEBT/PENSION REPAYMENT

The 2003 Budget provided for a $96.4 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to the pension assets fund for retirement of pension obligations or general purpose debt retirement. For 2003/04, the committee allocated $75.0 million for retirement of pension obligations, leaving $21.4 million for the retirement of general purpose debt. The status of the Debt Retirement Fund and the Pension Assets Fund are outlined on page 11 and 12 respectively.

FISCAL STABILIZATION FUND

As of March 31, 2004, the Fund has a balance of $118.0 million, after the projected transfer to the operating fund of $126.7 million as well as the transfer of the projected 2003/04 operating fund surplus of $5.7 million to the Stabilization Fund. The status of the Fund is provided on page 13.

BORROWING ACTIVITY

The original estimate of borrowing requirements identified in the 2003 Budget was $2,032.6 million including refinancing, funding for Manitoba Hydro and Health’s capital programs and new self sustaining requirements. As a result of drought conditions an additional $300 million was required for Hydro and an additional $71 million was required for BSE and forest fire disasters. In addition, $429 million was required to accommodate debt called prior to maturity.

The actual borrowing included $1,396.9 million for refinancing maturing debt issues with the balance for self-sustaining programs, including Manitoba Hydro, and to fund an allocation to the Provincial Sinking Fund for the repurchase of foreign debt. For the period April 1, 2003 to March 31, 2004, $315.6 million was raised through the issue of Builder Bonds and $2,517.4 million was raised in the public market.

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL (1)	(DECREASE)		ACTUAL (1)	ESTIMATE (2)	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Revenue
4,740,463	4,792,903	52,440	Own Source Revenue	4,792,903	4,805,932	(13,029)
2,229,723	2,512,686	282,963	Government of Canada	2,512,686	2,507,950	4,736
51,141	—	(51,141)	Extraordinary Revenue	—	—	—

7,021,327	7,305,589	284,262	Total Revenue	7,305,589	7,313,882	(8,293)

			Expenditure
6,622,293	7,090,153	467,860	Program Expenditure	7,090,153	6,925,127	165,026
321,420	311,166	(10,254)	Debt Servicing	311,166	331,000	(19,834)

6,943,713	7,401,319	457,606	Total Expenditure	7,401,319	7,256,127	145,192

77,614	(95,730)	(173,344)	Net Revenue/(Expenditure)	(95,730)	57,755	(153,485)

			Interfund Transfers
(96,357)	(96,357)	—	Debt/Pension Repayment	(96,357)	(96,357)	—
22,262	126,700	104,438	Fiscal Stabilization Fund	126,700	48,600	78,100

(74,095)	30,343	104,438	Total Interfund Transfers	30,343	(47,757)	78,100

3,519	(65,387)	(68,906)	Net Result for Year	(65,387)	9,998	(75,385)
—	71,070	71,070	Adjustment for Disaster Related Expenditures	71,070	—	71,070

3,519	5,683	2,164	Excess of Revenue over Expenditure for Balanced Budget Legislation	5,683	9,998	(4,315)
(3,519)	(5,683)	(2,164)	Less: Net Revenue to be Transferred to Fiscal Stabilization Fund	(5,683)	(9,998)	4,315

—	—	—	Net Result after Transfer	—	—	—

Notes:
(1) Preliminary Unaudited Actuals
(2) as per 2003 Budget

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL (1)	(DECREASE)		ACTUAL (1)	ESTIMATE (2)	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Taxation:
			Finance
1,636,187	1,720,369	84,182	- Individual Income Tax	1,720,369	1,703,000	17,369
160,513	289,105	128,592	- Corporation Income Tax	289,105	270,200	18,905
139,340	139,049	(291)	- Corporation Capital Tax	139,049	148,300	(9,251)
161,059	161,856	797	- Gasoline Tax	161,856	161,900	(44)
48,501	56,564	8,063	- Insurance Corporations Tax	56,564	44,974	11,590
15,370	18,304	2,934	- Land Transfer Tax	18,304	14,100	4,204
257,282	267,817	10,535	- Levy for Health and Education	267,817	263,400	4,417
17,541	21,895	4,354	- Mining Tax	21,895	17,000	4,895
70,132	71,308	1,176	- Motive Fuel Tax	71,308	69,400	1,908
1,006,584	1,064,007	57,423	- Retail Sales Tax	1,064,007	1,057,800	6,207
71,072	71,193	121	- Revenue Act, 1964, Part 1	71,193	69,000	2,193
180,508	190,289	9,781	- Tobacco Tax	190,289	190,400	(111)
3,213	3,251	38	- Environmental Protection Tax	3,251	3,000	251
213	79	(134)	- Other	79	72	7

3,767,515	4,075,086	307,571		4,075,086	4,012,546	62,540
			Industry, Economic Development & Mines
2,711	2,786	75	- Oil and Natural Gas Tax	2,786	2,852	(66)

3,770,226	4,077,872	307,646		4,077,872	4,015,398	62,474
			Other Revenue:
19,191	25,987	6,796	Justice	25,987	22,533	3,454
84,154	93,442	9,288	Transportation & Government Services	93,442	94,030	(588)
96,547	65,208	(31,339)	Water Stewardship - Water Power Rentals	65,208	93,784	(28,576)
265,484	235,419	(30,065)	Manitoba Lotteries Corporation	235,419	259,500	(24,081)
166,347	176,251	9,904	Manitoba Liquor Control Commission	176,251	173,300	2,951
203,468	—	(203,468)	Manitoba Hydro	—	52,000	(52,000)
135,046	118,724	(16,322)	Other Departments	118,724	95,387	23,337

970,237	715,031	(255,206)		715,031	790,534	(75,503)

4,740,463	4,792,903	52,440	Total Own Source Revenue	4,792,903	4,805,932	(13,029)

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF REVENUE
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL	ACTUAL (1)	(DECREASE)		ACTUAL (1)	ESTIMATE (2)	VARIANCE
(thousands of dollars)				(thousands of dollars)
			Government of Canada:
1,337,625	1,413,790	76,165	Equalization	1,413,790	1,387,900	25,890
755,985	753,587	(2,398)	Canada Health and Social Transfer (CHST)	753,587	763,500	(9,913)
—	163,883	163,883	CHST Supplement	163,883	163,600	283
1,047	7,096	6,049	Primary Health Care Transition Fund	7,096	8,500	(1,404)
16,457	12,702	(3,755)	Medical Equipment Fund	12,702	17,900	(5,198)
—	7,829	7,829	Diagnostic Medical Equipment Fund	7,829	6,000	1,829
—	36,765	36,765	Health Reform Fund	36,765	36,400	365
			Departments
68,777	68,592	(185)	- Advanced Education and Training	68,592	72,057	(3,465)
12,046	12,112	66	- Justice	12,112	11,764	348
13,536	13,376	(160)	- Transportation and Government Services	13,376	15,270	(1,894)
24,250	22,954	(1,296)	- Other Departments	22,954	25,059	(2,105)

2,229,723	2,512,686	282,963	Total Government of Canada	2,512,686	2,507,950	4,736

51,141	—	(51,141)	Extraordinary Revenue	—	—	—
7,021,327	7,305,589	284,262	Total Revenue	7,305,589	7,313,882	(8,293)

Notes:
(1) Preliminary Unaudited Actuals
(2) as per 2003 Budget

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART A – OPERATING EXPENDITURE
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL (1)	ACTUAL (2)	(DECREASE)		ACTUAL (2)	ESTIMATE (3)	VARIANCE
(thousands of dollars)				(thousands of dollars)
23,058	31,849	8,791	Legislative Assembly	31,849	23,361	8,488
2,955	3,105	150	Executive Council	3,105	3,109	(4)
30,211	28,766	(1,445)	Aboriginal and Northern Affairs	28,766	29,163	(397)
495,203	522,314	27,111	Advanced Education and Training	522,314	528,165	(5,851)
138,436	153,332	14,896	Agriculture, Food and Rural Initiatives	153,332	144,804	8,528
4,201	4,301	100	Civil Service Commission	4,301	4,624	(323)
97,166	99,927	2,761	Conservation	99,927	102,134	(2,207)
64,105	66,541	2,436	Culture, Heritage and Tourism	66,541	67,590	(1,049)
1,017,808	1,071,628	53,820	Education, Citizenship and Youth	1,071,628	1,066,819	4,809
63,597	66,870	3,273	Employee Pensions and Other Costs	66,870	67,052	(182)
40,764	42,680	1,916	Energy, Science and Technology	42,680	45,011	(2,331)
817,474	869,573	52,099	Family Services and Housing	869,573	872,759	(3,186)
99,989	97,660	(2,329)	Finance - Departmental Costs	97,660	99,572	(1,912)
321,420	311,166	(10,254)	Finance - Debt Servicing Costs	311,166	331,000	(19,834)
2,848,668	3,067,155	218,487	Health	3,067,155	3,036,989	30,166
19,888	20,941	1,053	Healthy Child Manitoba	20,941	21,938	(997)
30,794	30,537	(257)	Industry, Economic Development and Mines	30,537	30,413	124
114,540	115,484	944	Intergovernmental Affairs and Trade	115,484	119,931	(4,447)
244,583	263,135	18,552	Justice	263,135	260,219	2,916
26,166	28,156	1,990	Labour and Immigration	28,156	27,857	299
689	725	36	Seniors Directorate	725	730	(5)
10,655	10,685	30	Sport	10,685	10,686	(1)
1,077	1,030	(47)	Status of Women	1,030	1,086	(56)
318,218	335,220	17,002	Transportation and Government Services	335,220	340,958	(5,738)
58,341	43,393	(14,948)	Water Stewardship	43,393	45,415	(2,022)
2,956	2,944	(12)	Enabling Appropriations	2,944	11,279	(8,335)
16,319	16,132	(187)	Other Appropriations	16,132	23,463	(7,331)
34,432	96,070	61,638	Other Appropriations - Emergency	96,070	25,000	71,070
—	—	—	Year-End Savings	—	(85,000)	85,000

6,943,713	7,401,319	457,606	Total Expenditure	7,401,319	7,256,127	145,192

Notes:
(1) Restated to reflect the 2003 Budget and the November 2003 reorganization of departments
(2) Preliminary Unaudited Expenditure
(3) Reflects 2003 Budget including the November 2003 reorganization of departments

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF PART B – CAPITAL INVESTMENT
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

2002/03	2003/04	INCREASE		2003/04
ACTUAL (1)	ACTUAL (2)	(DECREASE)		ACTUAL (2)	ESTIMATE (3)	VARIANCE
(thousands of dollars)				(thousands of dollars)
—	81	81	Legislative Assembly	81	85	(4)
148	144	(4)	Agriculture, Food and Rural Initiatives	144	150	(6)
636	520	(116)	Conservation	520	700	(180)
268	5,936	5,668	Energy, Science and Technology	5,936	5,700	236
2,224	2,734	510	Family Services and Housing	2,734	2,747	(13)
382	390	8	Finance	390	480	(90)
2,300	4,810	2,510	Health	4,810	6,775	(1,965)
1,627	1,045	(582)	Justice	1,045	1,060	(15)
25,674	20,833	(4,841)	Transportation & Government Services	20,833	27,440	(6,607)
12,426	5,997	(6,429)	Other Appropriations	5,997	12,863	(6,866)

45,685	42,490	(3,195)	Total Capital Investment	42,490	58,000	(15,510)

Notes:
(1) Restated to reflect the 2003 Budget and the November 2003 reorganization of departments
(2) Preliminary Unaudited Expenditure
(3) Reflects 2003 Budget including the November 2003 reorganization of departments

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

Canadian	Canadian
Dollar	Dollar	Increase		Canadian	Canadian	Increase
Equivalent	Equivalent	(Decrease)		Dollar	Dollar	(Decrease)
at Date of	at Date of	March 31/04		Valuation	Valuation	March 31/04
Issue	Issue	over		(Note 1)	(Note 1)	over
March 31/04	Mar 31/03	Mar 31/03		March 31/04	Mar 31/03	Mar 31/03
(thousands of dollars)				(thousands of dollars)
			Direct Debt Payable in:
12,670,897	11,840,549	830,348	Canadian Dollars	12,643,097	11,812,749	830,348
3,051,226	3,209,198	(157,972)	Issues Hedged to Canadian Dollars	3,210,936	3,348,799	(137,863)
2,299,794	2,702,851	(403,057)	U.S. Dollars	2,227,850	3,305,925	(1,078,075)
1,088,839	1,224,167	(135,328)	Issues Hedged to U.S. Dollars	957,913	939,179	18,734

19,110,756	18,976,765	133,991	Total Direct Debt	19,039,796	19,406,652	(366,856)

			Guaranteed Debt Payable in:
910,083	979,202	(69,119)	Canadian Dollars	910,083	979,202	(69,119)
12,450	—	12,450	U.S. Dollars	12,450	—	12,450

922,533	979,202	(56,669)	Total Guaranteed Debt	922,533	979,202	(56,669)

20,033,289	19,955,967	77,322	Total Direct and Guaranteed Debt (note 2)	19,962,329	20,385,854	(423,525)
4,810,993	5,679,730	(868,737)	Less: Sinking Fund Investments	4,810,993	5,679,730	(868,737)
180,325	151,850	28,475	Less: Debt Retirement Fund	180,325	151,850	28,475

15,041,971	14,124,387	917,584	Net Direct and Guaranteed Debt (note 3)	14,971,011	14,554,274	416,737

See notes on following page

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

NOTES:

1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at March 31, 2004 and March 31, 2003. As at March 31, 2004, the U.S. dollar exchange rate was $1.3105 ($1.4693 as at March 31, 2003).

2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at March 31, 2004, total Gross Debt was payable 82% in Canadian dollars and 18% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars (97% at March 31, 2003) while U.S. dollars exposure was nil (3% at March 31, 2003). Manitoba Hydro Debt was payable 57% in Canadian dollars (47% at March 31, 2003) and 43% in U.S. dollars (53% at March 31, 2003).

3.	The above debt was issued for the following purposes:

	March 31, 2004		March 31, 2003
	(in thousands)	(per capita)	(in thousands)	(per capita)
		(Note 4)		(Note 4)
General Government Programs	6,315,125	5,405	6,354,604	5,479
The Manitoba Hydro-Electric Board	6,648,603	5,691	6,343,756	5,469
Capital Investments	321,284	275	294,900	254
Manitoba Hospital Facilities	499,000	427	445,000	384
Other	1,186,999	1,016	1,116,014	962

Total (Note 5)	14,971,011	12,814	14,554,274	12,548

4.	Per Capita data is based upon population figures as at April 1, 2004 and April 1, 2003 as reported by Statistics Canada.

5.	General Government Program Debt decreased by $39.5 million due mainly to the deposit to the Debt Retirement Fund. All other debt increased $456.2 million due to the continued consolidation of Hospital Facilities debt on to the Province’s records, combined with Provincial Part B Capital requirements, Manitoba Hydro’s new capital requirements and additional funding to Crowns, offset by an improved Canadian dollar.

6.	Manitoba’s net general purpose debt-to GDP ratio has fallen to 16.4% in 2003/04, from 20.3% in 1999/00.

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
STATEMENT OF ACCUMULATED DEFICIT
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

	2003/04	2002/03
	(thousands of dollars)
Accumulated Deficit, Beginning of Year	7,037,938	6,990,938
Prior years’ adjustments (1)
Capitalization of Tangible Capital Assets	—	6,000
Net Income Stabilization Account	—	19,000
Municipal Tax Sharing	—	23,000
Winnipeg Child and Family Services Devolution	1,603	—
Repurchase of Serial Debenture of School Divisions and Districts	—	(1,000)
Net Result for the year	65,387	(3,519)
Transfer to Fiscal Stabilization Fund	5,683	3,519

Accumulated Deficit, End of Year	7,110,611	7,037,938

Note:
(1)	Prior years’ adjustments to the accumulated deficit have no impact on the excess of revenue over expenses as set out in balanced budget legislation.

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
DEBT RETIREMENT FUND
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

	2003/04
	Preliminary	2002/03
	Actual (1)	Actual
	(thousands of dollars)
Fund Balance, Beginning of Year	151,850	100,444

Revenue:
Interest Earnings	7,118	3,228
Transfer from Operating Fund	96,357	96,357

	103,475	99,585

Expenditure:
Transfer to Operating Fund for:
- Pension Obligation	(75,000)	(48,179)

Fund Balance, End of Year	180,325	151,850

Notes:
(1) Based on projected transfers.

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
PENSION ASSETS FUND
FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

	2003/04
	Preliminary	2002/03
	Actual (1)	Actual
	(thousands of dollars)
Fund Balance, Beginning of Year	150,707	107,080

Revenue:
Interest Earnings	38,451	(6,352)
Transfer from Debt Retirement Fund	75,000	48,178
Transfer from Departments and Crown Corporations	2,999	1,801

	116,450	43,627

Fund Balance, End of Year	267,157	150,707

Notes:
(1) Based on projected transfers.

Province of Manitoba – Preliminary Financial Report (Unaudited)

PROVINCE OF MANITOBA
FISCAL STABILIZATION FUND
PROJECTION FOR THE YEAR ENDED MARCH 31, 2004
(with comparative figures for March 31, 2003)
(UNAUDITED)

	2003/04
	Preliminary	2002/03
	Actual	Actual
	(thousands of dollars)
Fund Balance, Beginning of Year	235,514	247,254

Revenue
Interest Earnings	3,551	7,003

Interfund Transfers
Transfer to the Operating Fund	(126,700)	(22,262)
Transfer from the Operating Fund	5,683	3,519
- Re: Year-End Surplus

	(121,017)	(18,743)

Fund Balance, End of Year	118,048	235,514

Province of Manitoba – Preliminary Financial Report (Unaudited)